Exhibit 4.2

3.150% SENIOR NOTES DUE 2020

4.250% SENIOR NOTES DUE 2026

SECOND SUPPLEMENTAL INDENTURE

among

DELPHI AUTOMOTIVE PLC,

as Issuer

THE GUARANTORS FROM TIME TO TIME PARTY HERETO,

as Guarantors

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Registrar, Paying Agent and Authenticating Agent

Dated as of November 19, 2015

TABLE OF CONTENTS

		PAGE

ARTICLE 1 DEFINITIONS

Section 1.01.	Definition of Terms	1
Section 1.02.	Other Definitions	6

ARTICLE 2 TERMS AND CONDITIONS OF THE NOTES

Section 2.01.	Terms of the Notes	7
Section 2.02.	Execution and Authentication	10

ARTICLE 3 REDEMPTION OF THE NOTES

Section 3.01.	Optional Redemption	10
Section 3.02.	Tax Redemption	12
Section 3.03.	Special Mandatory Redemption	13

ARTICLE 4 NOTE GUARANTEES

Section 4.01.	Note Guarantees	14
Section 4.02.	Future Guarantees	14

ARTICLE 5 COVENANTS

Section 5.01.	Limitation on Liens	14
Section 5.02.	Limitation on Sale/Leaseback Transactions	17
Section 5.03.	Payments of Additional Amounts	17
Section 5.04.	Change of Control Triggering Event	20

ARTICLE 6 CONSOLIDATION, MERGER AND SALE OF ASSETS

Section 6.01.	Consolidation, Merger and Sale of Assets of Guarantors	22

ARTICLE 7 EVENTS OF DEFAULT

Section 7.01.	Events of Default	22
Section 7.02.	Limitations on Suits	23

-i-

ARTICLE 8 AMENDMENTS AND WAIVERS

Section 8.01.	Without Consent of Holder	23

ARTICLE 9 MISCELLANEOUS

Section 9.01.	Ratification of Base Indenture	23
Section 9.02.	Governing Law	23
Section 9.03.	Separability	23
Section 9.04.	Counterparts	23

EXHIBITS

Exhibit A	Form of 2020 Note
Exhibit B	Form of 2026 Note

-ii-

SECOND SUPPLEMENTAL INDENTURE, dated as of November 19, 2015 (this “Second Supplemental Indenture”), among Delphi Automotive PLC, a public limited company formed under the laws of Jersey (the “Issuer”), the guarantors from time to time party hereto, Wilmington Trust, National Association, as trustee (together with its successors and assigns in such capacity, the “Trustee”), and Deutsche Bank Trust Company Americas, a New York banking corporation, as Registrar, Paying Agent and Authenticating Agent under the Senior Indenture, dated as of March 10, 2015, among the Issuer, the guarantors from time to time party thereto, Deutsche Bank Trust Company Americas, as Registrar, Paying Agent and Authenticating Agent, and the Trustee (the “Base Indenture” and, together with this Second Supplemental Indenture, the “Indenture”).

WHEREAS, the Issuer executed and delivered the Base Indenture to the Trustee to provide, among other things, for the future issuance of the Issuer’s Notes to be issued from time to time in one or more series as might be determined by the Issuer under the Base Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;

WHEREAS, Section 2.03 of the Base Indenture provides for various matters with respect to any series of Notes issued under the Base Indenture to be established in an indenture supplemental to the Base Indenture;

WHEREAS, Section 9.01 of the Base Indenture provides for the Issuer and the Trustee to enter into a supplemental indenture to the Base Indenture to establish the form or terms of Notes of any series as permitted by Section 2.03 of the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Issuer desires to provide for the establishment of two new series of Notes to be known as its 3.150% Senior Notes due 2020 (the “2020 Notes”) and its 4.250% Senior Notes due 2026 (the “2026 Notes” and, together with the 2020 Notes, the “Notes”), the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Second Supplemental Indenture; and

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Second Supplemental Indenture and all requirements necessary to make (i) this Second Supplemental Indenture a valid instrument in accordance with its terms, and (ii) the Notes, when executed by the Issuer and authenticated and delivered by the Authenticating Agent, the valid obligations of the Issuer, have been performed, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects.

NOW THEREFORE, in consideration of the purchase and acceptance of the Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the form 2020 Note and the form 2026 Note, and substance of the 2020 Notes and the 2026 Notes, and the terms, provisions and conditions thereof, the Issuer and the Guarantors covenant and agree with the Trustee as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definition of Terms. Unless the context otherwise requires:

(a) a term defined in the Base Indenture has the same meaning when used in this Second Supplemental Indenture unless the definition of such term is otherwise provided pursuant to this Second Supplemental Indenture, in which case the definition in this Second Supplemental Indenture shall govern solely with respect to the Notes;

(b) a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) unless stated otherwise, a reference to a Section or Article is to a Section or Article in this Second Supplemental Indenture;

(e) headings are for convenience of reference only and do not affect interpretation; and

(f) the following terms have the meanings given to them in this Section 1.01(f):

“Additional 2020 Notes” means additional 2020 Notes constituting part of the same series as the 2020 Notes issued on the Issue Date having identical terms and conditions to the 2020 Notes, except with respect to issue date, issue price and interest prior to the first Interest Payment Date.

“Additional 2026 Notes” means additional 2026 Notes constituting part of the same series as the 2026 Notes issued on the Issue Date having identical terms and conditions to the 2026 Notes, except with respect to issue date, issue price and interest prior to the first Interest Payment Date.

“Attributable Debt” means, with respect to any Sale and Leaseback Transaction that does not result in a Capitalized Lease Obligation, the present value (computed in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of:

(1) the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated); and

(2) the Attributable Debt determined assuming no such termination.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP.

“Cash Management Obligations” means obligations in respect of overdraft and related liabilities arising from treasury, depositary and cash management services or any automated clearing house transfers of funds or participating in commercial (or purchasing) card programs.

“Consolidated Total Assets” means, at any time, the total consolidated assets of Delphi LLP and its Subsidiaries, as shown on the most recent balance sheet of Delphi LLP at such time calculated on a pro forma basis to give effect to any acquisition or disposition of any Person or line of business after the date thereof.

“Credit Agreement” means, the Amended and Restated Credit Agreement, dated as of March 1, 2013 by and among the Issuer, Delphi LLP, Delphi Automotive Holdings US Limited, Delphi Corporation, the several lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be further amended (including any amendment and restatement thereof), supplemented, extended or otherwise modified from time to time.

“Credit Facilities” means (1) the Credit Agreement and (2) one or more debt facilities, indentures or other agreements refinancing, replacing, amending, restating or supplementing (whether or not contemporaneously and whether or not related to the agreements specified above) or otherwise restructuring or increasing the amount of available borrowings or other credit extensions under or making Subsidiaries of Delphi LLP a borrower, additional borrower or guarantor under, all or any portion of the Indebtedness under such agreement or any successor, replacement or supplemental agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

“Delphi LLP” means Delphi Automotive LLP, a limited liability partnership organized under the laws of England and Wales (and its successors).

“Domestic Subsidiary” means any Subsidiary that was formed under the laws of the United States, any state of the United States or the District of Columbia.

“Existing Notes” means Delphi Corporation’s 5.00% Senior Notes due 2023.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date set forth in:

(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

(2) statements and pronouncements of the Financial Accounting Standards Board,

(3) such other statements by such other entities as approved by a significant segment of the accounting profession, and

(4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantor” means Delphi LLP, Delphi Automotive Holdings US Limited, Delphi Corporation and any Person that provides a Note Guarantee of the 2020 Notes or the 2026 Notes under the Indenture (as applicable), until released in respect of the applicable series of Notes as provided in Section 10.05 of the Base Indenture or Section 4.02 of this Second Supplemental Indenture.

“Indebtedness” means the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money.

Notwithstanding the foregoing, (i) in connection with the purchase by Delphi LLP or any Subsidiary of any business, the term “Indebtedness” will exclude bona fide post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter and (ii) Cash Management Obligations and other obligations in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements shall not constitute Indebtedness.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“interest” means, with respect to Notes, interest on the Notes and any Additional Amounts in respect thereof.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by Standard & Poor’s, or if Moody’s or Standard & Poor’s shall cease to provide a rating of the Notes, an equivalent rating by any other Ratings Agency.

“Issue Date” means November 19, 2015.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge in the nature of an encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that any obligation in respect of an operating lease shall not be deemed a lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Note Guarantee” means each guarantee of the obligations with respect to the Notes of a series issued by a Guarantor pursuant to the terms of the Indenture.

“principal”, with respect to a 2020 Note, means the principal of the 2020 Note plus the premium, if any, payable on the 2020 Note which is due or overdue or is to become due at the relevant time and any Additional Amounts in respect thereof and, with respect to a 2026 Note, means the principal of the 2026 Note plus the premium, if any, payable on the 2026 Note which is due or overdue or is to become due at the relevant time and any Additional Amounts in respect thereof.

“Principal Property” means any manufacturing or production plant located in the United States of America (including fixtures but excluding leases and other contract rights which might otherwise be deemed real property) owned by Delphi LLP or any Restricted Subsidiary, whether owned on the date hereof or thereafter, provided each such plant has a net book value at the date as of which the determination is being made of in excess of 1% of the Consolidated Total Assets of Delphi LLP and its Subsidiaries, other than any such plant which, in the opinion of the Board of Directors (evidenced by a certified board resolution thereof delivered to the Trustee), is not of material importance to the business conducted by Delphi LLP and its Subsidiaries taken as a whole.

“Ratings Agency” means Standard & Poor’s and Moody’s or, if Standard & Poor’s or Moody’s or either or both of them shall not make a rating on the Notes of the applicable series publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Delphi LLP (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s or Moody’s or either or both of them, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that is incurred to Refinance (including pursuant to any defeasance or discharge mechanism) any Indebtedness of Delphi LLP or any Subsidiary existing on the Issue Date or incurred in compliance with the Indenture (including Indebtedness that Refinances Refinancing Indebtedness); provided, however, such Refinancing Indebtedness is incurred in an aggregate principal amount (or if incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount of the Indebtedness being refinanced (or if issued with original issue discount, the aggregate accreted value) then outstanding (or that would be outstanding if the entire committed amount of any credit facility being Refinanced were fully drawn)) (plus fees and expenses, including any premium and defeasance costs and accrued interest).

“Restricted Subsidiary” means any Domestic Subsidiary of Delphi LLP that directly owns any Principal Property.

“Sale and Leaseback Transaction” means an arrangement relating to property, plant or equipment now owned or hereafter acquired by Delphi LLP or a Restricted Subsidiary whereby Delphi LLP or a Restricted Subsidiary transfers such property to a Person and Delphi LLP or such Restricted Subsidiary leases it from such Person, other than (i) leases between Delphi LLP and a Subsidiary or between Subsidiaries or (ii) any such transaction entered into with respect to any property, plant or equipment or any improvements thereto at the time of, or within 180 days after, the acquisition or completion of construction of such property, plant or equipment or such improvements (or, if later, the commencement of commercial operation of any such property, plant or equipment), as the case may be, to finance the cost of such property, plant or equipment or such improvements, as the case may be.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of Delphi LLP within the meaning of Rule 1-02(w)(1) or (2) under Regulation S-X promulgated by the SEC as in effect on the Issue Date.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by:

(1) such Person,

(2) such Person and one or more Subsidiaries of such Person or

(3) one or more Subsidiaries of such Person.

Unless otherwise specified herein or context otherwise requires, all references to any Subsidiary shall be to a Subsidiary of Delphi LLP. For the avoidance of doubt, BDWY, a Chinese corporation, is a Subsidiary of Delphi LLP pursuant to its governance structure as in effect on the Issue Date.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

Section 1.02. Other Definitions.

Term	Defined in Section
Acceleration Notice	7.02
Acquisition	3.03
Additional Amounts	5.03
Base Indenture	Preamble
Calculation Date	3.01
Change in Tax Law	3.02
Change of Control	5.04
Change of Control Offer	5.04
Change of Control Triggering Event	5.04
Comparable Treasury Issue	3.01
Comparable Treasury Price	3.01
DTC	2.01
Event of Default	7.01
Global Note	2.01
HellermannTyton Group plc	3.03
Indenture	Preamble
Independent Investment Banker	3.01
Initial Lien	5.01
Interest Payment Date	2.01
Issuer	Preamble
Offer	3.03
Permitted Liens	5.01
Primary Treasury Dealer	3.01
Reference Treasury Dealer	3.01
Reference Treasury Dealer Quotations	3.01
Relevant Jurisdiction	5.03
Remaining Life	3.01(d)
Second Supplemental Indenture	Preamble
special mandatory redemption date	3.03
Successor Guarantor	6.01
Tax Redemption Date	3.02
Taxes	5.03
Treasury Rate	3.01
Trigger Period	5.04
Trustee	Preamble
2020 Notes	Preamble
2026 Notes	Preamble

ARTICLE 2

TERMS AND CONDITIONS OF THE NOTES

Section 2.01. Terms of the Notes. The following terms relating to the Notes are hereby established:

(a) Designation, Maturity and Principal Amount. There is hereby (i) authorized a series of Notes designated the “3.150% Senior Notes due 2020” initially offered in the aggregate principal amount of $650,000,000, which amount shall be as set forth in an Authentication Order for the authentication and delivery of such 2020 Notes pursuant to Section 2.02 of the Base Indenture; and (ii) authorized a series of Notes designated the “4.250% Senior Notes due 2026” initially offered in the aggregate principal amount of $650,000,000, which amount shall be as set forth in an Authentication Order for the authentication and delivery of such 2026 Notes pursuant to Section 2.02 of the Base Indenture.

(b) Form of the Notes.

(i) The 2020 Notes are to be substantially in the form of Exhibit A hereto. The 2020 Notes shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Officer of the Issuer executing the same may determine with the approval of the Trustee.

(ii) The 2026 Notes are to be substantially in the form of Exhibit B hereto. The 2026 Notes shall be numbered, lettered, or otherwise distinguished in such manner or in accordance with such plans as the Officer of the Issuer executing the same may determine with the approval of the Trustee.

(c) Note Guarantees. The Notes of each series shall have the benefit of the Note Guarantees by the Guarantors executing this Second Supplemental Indenture and future Guarantors pursuant to Section 4.02 hereof.

(d) Additional Notes.

(i) The Issuer may, without notice to or the consent of the Holders of the 2020 Notes, issue Additional 2020 Notes having identical terms and conditions as the 2020 Notes, except for the issue date, issue price and first Interest Payment Date, in an unlimited aggregate principal amount. Any such additional notes will be part of the same series as the 2020 Notes, and will be treated as one class with such series of 2020 Notes, including, without limitation, for purposes of voting and redemptions; provided, however, that if such Additional 2020 Notes are not fungible with the other 2020 Notes for U.S. federal income tax purposes, such Additional 2020 Notes shall not have the same “ISIN” or “CUSIP” number as the other 2020 Notes.

(ii) The Issuer may, without notice to or the consent of the Holders of the 2026 Notes, issue Additional 2026 Notes having identical terms and conditions as the 2026 Notes, except for the issue date, issue price and first Interest Payment Date, in an unlimited aggregate principal amount. Any such additional notes will be part of the same series as the 2026 Notes, and will be treated as one class with such series of 2026 Notes, including, without limitation, for purposes of voting and redemptions; provided, however, that if such Additional 2026 Notes are not fungible with the other 2026 Notes for U.S. federal income tax purposes, such Additional 2026 Notes shall not have the same “ISIN” or “CUSIP” number as the other 2026 Notes.

(e) Principal Payment. (i) The 2020 Notes will mature on November 19, 2020 and (ii) the 2026 Notes will mature on January 15, 2026.

(f) Interest Rate; Interest Payment Date; Computation of Interest.

(i) The 2020 Notes

(A) The 2020 Notes will bear interest at the rate of 3.150% per annum from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for or, if no interest has been paid, from the Issue Date (or, in the case of Additional 2020 Notes, from date of issuance thereof) until the principal thereof becomes due and payable. The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(B) Interest on the 2020 Notes is payable semi-annually in arrears on May 19 and November 19 of each year (each, an “Interest Payment Date”), commencing on May 19, 2016 (or such later first Interest Payment Date, in the case of Additional 2020 Notes), to the Person in whose name such 2020 Note is registered, at the close of business on the Regular Record Date for such interest installment, which shall be the close of business on May 4 or November 4 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date, and at the foregoing respective rates on overdue principal. In the event that any Interest Payment Date is not a Business Day, then payment of the interest payable on such Interest Payment Date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the Interest Payment Date such payment was originally payable.

(ii) The 2026 Notes

(A) The 2026 Notes will bear interest at the rate of 4.250% per annum from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for or, if no interest has been paid, from the Issue Date (or, in the case of Additional 2026 Notes, from date of issuance thereof) until the principal thereof becomes due and payable. The amount of interest payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(B) Interest on the 2026 Notes is payable semi-annually in arrears on January 15 and July 15 of each year (each, an “Interest Payment Date”), commencing on July 15, 2016 (or such later first Interest Payment Date, in the case of Additional 2026 Notes), to the Person in whose name such 2026 Note is registered, at the close of business on the Regular Record Date for such interest installment, which shall be the close of business on January 1 or July 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date, and at the foregoing respective rates on overdue principal. In the event that any Interest Payment Date is not a Business Day, then payment of the interest payable on such Interest Payment Date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the Interest Payment Date such payment was originally payable.

(g) Place of Payment of Principal and Interest. Section 4.02 of the Base Indenture shall apply to the Notes of each series.

(h) Optional Redemption. The Notes of each series shall be redeemable as specified in Article 3 of this Second Supplemental Indenture and Article 3 of the Base Indenture.

(i) Mandatory Redemption. Except as set forth in Sections 3.03 and 5.04 hereof, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes of each series.

(j) Denominations. The Notes of each series shall be issuable only in registered form, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess of thereof.

(k) Acceleration. 100% of the principal amount of the Notes of the applicable series shall be payable upon declaration of acceleration of the Stated Maturity thereof.

(l) Currency of the Notes. The Notes of each series shall be denominated, and payment of principal and interest of the Notes of each series shall be payable in the currency of the United States of America.

(m) Currency of Payment. The principal of and interest on the Notes of each series shall be payable in U.S. dollars.

(n) Exchange or Conversion. The Notes of each series shall not be exchangeable for or convertible into the ordinary shares of the Issuer or any other security.

(o) Additional Amounts. The Issuer will pay any additional amounts on the Notes of each series as set forth in Section 5.03.

(p) Global Form; Definitive Form. The 2020 Notes and the 2026 Notes shall each be issued initially in the form of one or more permanent Global Notes in registered form, without coupons, substantially in the form herein below recited (each, a “Global Note” and collectively, the “Global Notes”), deposited with the Registrar, as custodian for the Depositary, duly executed by the Issuer and authenticated by the Authenticating Agent as herein provided. The 2020 Notes and the 2026 Notes may each be issued in definitive form pursuant to the terms of the Base Indenture. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Registrar as provided in Section 2.01(b) of the Base Indenture.

(q) Trustee; Registrar; Paying Agent; Authenticating Agent. Wilmington Trust, National Association shall initially act as Trustee. Deutsche Bank Trust Company Americas, a New York banking corporation, shall initially act as Registrar, Paying Agent and Authenticating Agent for each series of Notes.

(r) Defeasance. Article 8 of the Base Indenture shall apply to the Notes of each series.

(s) Depositary. The Depositary for any Notes issued as Global Notes shall initially be The Depository Trust Company in The City of New York (“DTC”) (or any successor to DTC).

(t) Events of Default; Covenants. The Events of Default in Section 6.01 of the Base Indenture and the additional Events of Default set forth in Section 7.01 of this Second Supplemental Indenture and the covenants set forth in Article 4 of the Base Indenture and Article 5 of this Second Supplemental Indenture shall apply to the Notes of each series.

(u) Additional Terms. Other terms applicable to the Notes of each series are as otherwise provided for below.

Section 2.02. Execution and Authentication. The 2020 Notes having an aggregate principal amount of $650,000,000 and the 2026 Notes having an aggregate principal amount of $650,000,000 may, upon execution of this Second Supplemental Indenture, be executed by the Issuer and delivered to the Authenticating Agent for authentication, and the Authenticating Agent shall thereupon authenticate and deliver said Notes, upon receipt of an Authentication Order, signed by an Officer of the Issuer, without any further action by the Issuer, except as otherwise required by the Base Indenture.

ARTICLE 3

REDEMPTION OF THE NOTES

Section 3.01. Optional Redemption.

(a) The 2020 Notes.

(i) At any time prior to October 19, 2020, the Issuer may at its option redeem the 2020 Notes, in whole or in part, at a redemption price equal to the greater of:

(A) 100% of the principal amount of the 2020 Notes to be redeemed; and

(B) the sum of the present value of (i) the redemption price (100% of the principal amount of the 2020 Notes to be redeemed) on October 19, 2020 and (ii) all required remaining scheduled interest payments due on the 2020 Notes to be redeemed through October 19, 2020 (not including any portion of such payments of interest accrued and unpaid to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points, plus accrued and unpaid interest on the principal amount of the 2020 Notes to be redeemed to, but not including, the Redemption Date. The Treasury Rate will be calculated on the third Business Day next preceding the Redemption Date (the “Calculation Date”).

(i) If the 2020 Notes are redeemed at any time on or after October 19, 2020, the 2020 Notes may be redeemed at a redemption price equal to 100% of the principal amount of the 2020 Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

(b) The 2026 Notes.

(i) At any time prior to October 15, 2025, the Issuer may at its option redeem the 2026 Notes, in whole or in part, at a redemption price equal to the greater of:

(A) 100% of the principal amount of the 2026 Notes to be redeemed; and

(B) the sum of the present value of (i) the redemption price (100% of the principal amount of the 2026 Notes to be redeemed) on October 15, 2025 and (ii) all required remaining scheduled interest payments due on the 2026 Notes to be redeemed through October 15, 2025 (not including any portion of such payments of interest accrued and unpaid to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus accrued and unpaid interest on the principal amount of the 2026 Notes to be redeemed to, but not including, the Redemption Date. The Treasury Rate will be calculated on the third Business Day next preceding the Redemption Date (the “Calculation Date”).

(ii) If the 2026 Notes are redeemed at any time on or after October 15, 2025, the 2026 Notes may be redeemed at a redemption price equal to 100% of the principal amount of the 2026 Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

(c) Notice of any such redemption must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, not less than 15 nor more than 60 days prior to the Redemption Date.

(d) The following terms have the meanings given to them in this Section 3.01(d):

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes of the applicable series to be redeemed from the redemption date to October 19, 2020 (in the case of the 2020 Notes) or October 15, 2025 (in the case of the 2026 Notes) (“Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such Notes of the applicable series.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers as specified by the Issuer, or, if those firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Issuer.

“Reference Treasury Dealer” means each of (1) Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their respective successors, provided, however, that if any of the foregoing ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the Issuer will substitute therefor another Primary Treasury Dealer and (2) any two other Primary Treasury Dealers selected by the Issuer after consultation with an Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the Calculation Date.

“Treasury Rate” means, with respect to any Redemption Date for each of the 2020 Notes and the 2026 Notes, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined below), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or; (2) if such release (or any successor release) is not published during the week preceding the Calculation Date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

(e) If the Issuer partially redeems either series of Notes, such Notes to be redeemed shall be selected in accordance with the applicable procedures of the Depositary, although no Notes less than $2,000 in original principal amount will be redeemed in part.

(f) Any redemption of Notes of either series pursuant to this Section 3.01 shall be conducted in accordance with the applicable procedures set forth in Article 3 of the Base Indenture to the extent not otherwise set forth herein.

Section 3.02. Tax Redemption.

(a) The Issuer may redeem the Notes of a series as a whole but not in part, at its option at any time prior to maturity, upon the giving of a written notice of redemption to the holders, with a copy to the Trustee, if it determines that, as a result of:

(i) any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction (as defined in Section 5.03) affecting taxation, or

(ii) any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above,

(b) which change or amendment is announced and becomes effective after the Issue Date (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing, a “Change in Tax Law”), the Issuer or any Guarantor is or will become obligated to pay Additional Amounts with respect to the Notes of such series or the Note Guarantees on the next succeeding interest payment date, pursuant to Section 5.03 (but in the case of a Guarantor, only if the payments giving rise to such obligation cannot be made by the Issuer or another Guarantor without the obligation to pay Additional Amounts) and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Issuer or the Guarantor. The redemption price will be equal to 100% of the principal amount of the Notes of such series plus accrued and unpaid interest to but excluding the date fixed for redemption (a “Tax Redemption Date”), and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the Notes of such series on any record date occurring prior to the Tax Redemption Date to receive interest due on the relevant interest payment date and Additional

Amounts (if any) in respect thereof). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such redemption will be irrevocable, and must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, not less than 15 nor more than 60 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of the Notes of a series were actually due on such date. No such notice of redemption will be given unless, at the time such notification of redemption is given, such obligation to pay such Additional Amounts remains in effect.

(c) Prior to giving the notice of tax redemption, the Issuer will deliver to the Trustee:

(i) a certificate signed by a duly authorized officer stating that the Issuer is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred; and

(ii) an opinion of independent tax counsel of recognized standing qualified under the laws of the Relevant Jurisdiction, selected by the Issuer, to the effect that the Issuer is or would be obligated to pay Additional Amounts as a result of a Change in Tax Law.

(d) The foregoing provisions shall apply mutatis mutandis to any successor to the Issuer.

Section 3.03. Special Mandatory Redemption

(a) In the event that the Issuer does not consummate the offer (the “Offer”) to acquire (the “Acquisition”) the issued and to be issued shares of HellermannTyton Group PLC (“HellermannTyton”) on or prior to June 30, 2016, or such future date as may be extended by agreement between HellermannTyton and the Issuer with the prior consent of the U.K Panel on Takeovers and Mergers and (if required) the approval of the High Court of England and Wales, or if prior to such date, the Offer is abandoned (for the avoidance of any doubt, any modification of the Offer to a takeover offer shall not be deemed an abandonment), then the Issuer will redeem all of the 2020 Notes and 2026 Notes, on the Special Mandatory Redemption date (as defined below) at a redemption price equal to 101% of the principal amount of each series of Notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the Special Mandatory Redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) The “Special Mandatory Redemption Date” means the earlier to occur of (1) July 8, 2016 (or, in the case of an extension as described above, five Business Days after the applicable extended date), if the Acquisition has not been completed on or prior to June 30, 2016 (or, in the case of an extension as described above, the applicable extended date), and (2) the fifth Business Day following the termination of the Offer for any reason.

(c) The Issuer will cause the notice of special mandatory redemption to be sent, with a copy to the Trustee, within one business day after the occurrence of the event triggering redemption to each Holder at its registered address. If funds sufficient to pay the special mandatory redemption price of a series of Notes to be redeemed on the special mandatory redemption date are deposited with the Paying Agent on or before such special mandatory redemption date, plus accrued and unpaid interest, if any, to the special mandatory redemption date, such series of Notes will cease to bear interest.

(d) Any redemption of Notes of either series pursuant to this Section 3.03 shall be conducted in accordance with the applicable procedures set forth in Article 3 of the Base Indenture to the extent not otherwise set forth herein.

ARTICLE 4

NOTE GUARANTEES

Section 4.01. Note Guarantees. Each Guarantor hereby unconditionally and irrevocably expressly assumes, confirms and agrees to perform and observe each and any of the covenants, agreements, terms, conditions, obligations, appointments, duties, promises and liabilities of a Guarantor under the Base Indenture with respect to the Notes of each series as if it were an original signatory thereto. The Note Guarantee of any Guarantor in respect of a series of Notes will be released without any further action required on the part of the Trustee or any holder: (1) upon (i) the sale or other disposition (including by way of consolidation, merger, dissolution or otherwise) of the Capital Stock of such Guarantor such that it is no longer a Subsidiary of the Issuer or (ii) the sale or other disposition of all or substantially all of the assets of such Guarantor; (2) when such Guarantor is no longer an obligor (whether as an issuer or guarantor) on any of Delphi Corporation’s senior notes outstanding on the Issue Date; or (3) upon legal or covenant defeasance or satisfaction and discharge of the Notes of the applicable series.

Section 4.02. Future Guarantees. (a) If any Domestic Subsidiary of the Issuer guarantees any of the Existing Notes, each such Subsidiary shall, within 30 days, execute and deliver to the Trustee a supplemental indenture pursuant to which such Domestic Subsidiary will provide a Note Guarantee to the Notes of each series for so long as such Existing Notes remain outstanding and are guaranteed by such Subsidiary. For the avoidance of doubt, any such Note Guarantee referred to in this Section 4.02(a) shall be automatically released if (1) the Existing Notes cease to be outstanding or (2) the Existing Notes are no longer guaranteed by the Domestic Subsidiary providing such Note Guarantee.

(b) The Issuer, at its option, may cause any Subsidiary of the Issuer to become a Guarantor of the Notes of a series and if such Subsidiary is not otherwise required under the Indenture to provide a Note Guarantee to the Notes, the Issuer, at its option, may cause any such Note Guarantee to be released, subject to applicable law.

ARTICLE 5

COVENANTS

The following covenants will apply to the Notes in addition to the covenants in Article 4 of the Base Indenture:

Section 5.01. Limitation on Liens.

(a) Delphi LLP will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien (the “Initial Lien”) of any nature whatsoever on any Principal Property or Capital Stock of a Restricted Subsidiary, whether owned at the Issue Date or thereafter acquired, which Initial Lien secures any Indebtedness, without effectively providing that the Notes of the applicable series shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured other than the following (“Permitted Liens”):

(1) Liens securing Indebtedness under Credit Facilities in an aggregate principal amount not to exceed $2,075 million;

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases, subleases, licenses or sublicenses to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety, stay, customs, replevin or appeal bonds to which such Person is a party, or deposits as security or for the payment of rent, in each case incurred in the ordinary course of business;

(3) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’, materialman’s, repairman’s, landlord’s, workman’s, supplier’s and other like Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(4) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Indebtedness incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; provided, however, that the Lien may not extend to any other property (other than accessions thereto, proceeds and products thereof and property related to the property being financed or through cross-collateralization of individual financings of equipment provided by the same lender) owned by such Person or any of its Subsidiaries at the time the Lien is incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(8) Liens existing on the Issue Date and extensions, renewals, refinancings and replacements of any such Liens (including any future Liens securing Indebtedness that Delphi LLP designates as a “replacement” of such Liens for purposes of this clause, even if such new Indebtedness is not issued concurrently with the repayment of the indebtedness so secured, the proceeds thereof are not used to repay such Indebtedness secured by such Liens or such Indebtedness is incurred for different purposes and by a different borrower) so long as the principal amount of Indebtedness (including for this purpose, revolving commitments under the Credit Agreement as in effect on the Issue Date immediately before the issuance of the Notes, which shall be deemed to be outstanding for these purposes even if undrawn) or other obligations secured thereby is not increased (other than to cover premiums, fees, accrued interest and any expenses of such extension, renewal, refinancing or replacement) and so long as such Liens are not extended to any other property of Delphi LLP or any of its Subsidiaries (other than pursuant to blanket lien or after acquired property clauses existing in the applicable agreements (including any obligation to have new guarantors provide Liens on the same assets owned by it));

(9) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created,

incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further, however, that such Liens do not extend to any other property owned by such Person or any of its Subsidiaries, except proceeds and products thereof and improvements thereon or pursuant to after acquired property clauses existing in the applicable agreements at the time such Person becomes a Subsidiary which do not extend to property transferred to such Person by Delphi LLP or a Restricted Subsidiary;

(10) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or any Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens do not extend to any other property owned by such Person or any of its Subsidiaries other than proceeds or products thereof and accessions thereto;

(11) Liens securing Indebtedness or other obligations of Delphi LLP or a Subsidiary owing to Delphi LLP or a Subsidiary of Delphi LLP;

(12) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (9) and (10); provided, however, that:

(A) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof) and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the indebtedness secured by Liens described under clauses (7), (9) or (10) at the time the original Lien became a Permitted Lien under the Indenture; and

(ii) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancings;

(13) judgment Liens not giving rise to an Event of Default;

(14) Liens securing Indebtedness consisting of (A) the financing of insurance premiums with the providers of such insurance or their affiliates and (B) take-or-pay obligations contained in supply arrangements in the ordinary course of business; and

(15) other Liens to secure Indebtedness as long as the amount of outstanding Indebtedness secured by Liens incurred pursuant to this clause (15), when aggregated with the amount of Attributable Debt outstanding and incurred in reliance on Section 5.02(e), does not exceed 15.0% of Consolidated Total Assets at the time any such Lien is granted; provided, however, notwithstanding whether this clause (15) would otherwise be available to secure Indebtedness, Liens securing Indebtedness originally secured pursuant to this clause (15) may secure Refinancing Indebtedness in respect of such Indebtedness and such Refinancing Indebtedness shall be deemed to have been secured pursuant to this clause (15).

(b) Any Lien created for the benefit of the Holders of the Notes pursuant to Section 5.01(a) shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

(c) For purposes of determining compliance with this Section 5.01, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in the definition of “Permitted Liens,” Delphi LLP shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the clauses of the definition of “Permitted Liens” and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses.

Section 5.02. Limitation on Sale/Leaseback Transactions. Delphi LLP will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any Principal Property unless:

(a) the Sale and Leaseback Transaction is solely with Delphi LLP or a Subsidiary of Delphi LLP;

(b) the lease is for a period not in excess of 24 months, including renewals;

(c) Delphi LLP or such Restricted Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) through (14) of the definition of “Permitted Liens,” without equally and ratably securing the Notes then outstanding under the Indenture, to create, incur, issue, assume or guarantee Indebtedness secured by a Lien on such property in the amount of the Attributable Debt arising from such Sale and Leaseback Transaction;

(d) Delphi LLP or such Restricted Subsidiary within 360 days after the sale of such Principal Property in connection with such Sale and Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Principal Property to (i) the permanent retirement of Notes, other Indebtedness of the Issuer ranking on a parity with the Notes or Indebtedness of Delphi LLP or a Subsidiary of Delphi LLP or (ii) the purchase of property; or

(e) the Attributable Debt of Delphi LLP and its Restricted Subsidiaries in respect of such Sale and Leaseback Transaction and all other Sale and Leaseback Transactions entered into after the Issue Date with respect to Principal Property (other than any such Sale and Leaseback Transaction as would be permitted as described in clauses (a) through (d) above), plus the aggregate principal amount of Indebtedness secured by Liens on Principal Properties then outstanding (not including any such Indebtedness secured by Liens described in clauses (1) through (14) of the definition of “Permitted Liens”) which do not equally and ratably secure such outstanding Notes (or secure such outstanding Notes on a basis that is prior to other Indebtedness secured thereby), would not exceed 15% of Consolidated Total Assets.

Section 5.03. Payments of Additional Amounts.

(a) Payments made by the Issuer, a Guarantor or a Paying Agent, as applicable, on the Notes of each series or in respect of a Note Guarantee will be made free and clear of, and without withholding or deduction for or on account of, any present or future income, stamp or other tax, duty, levy, impost, assessment or other governmental charge of any nature whatsoever (“Taxes”), unless the Issuer, a Guarantor or a Paying Agent is required to withhold or deduct Taxes by law.

(b) If any withholding or deduction for or on account of Taxes imposed or levied by or on behalf of the United States, the United Kingdom, Jersey, any other jurisdiction in which the Issuer or any Guarantor is incorporated, organized, engaged in business or otherwise resident for tax purposes, or any other jurisdiction from or through which such payment is made, or in each case any political subdivision or taxing authority or agency thereof or therein (each, a “Relevant Jurisdiction”) is at any time required by law to be made from any payment made with respect to the Notes of a series or the Note Guarantee, the Issuer or the applicable Guarantor, as applicable, will pay such additional amounts (“Additional Amounts”) on the Notes of such series or in respect of the applicable Note Guarantee as may be necessary so that the net amount received by each holder of the Notes of such series (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes:

(i)	that would not have been imposed but for the Holder or the beneficial owner of such Note (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, trust, partnership or corporation) being considered as having a present or former connection with a Relevant Jurisdiction (other than a connection arising solely as a result of the acquisition, ownership or disposition of the Notes, the receipt of any payment under or with respect to the Notes or any Note Guarantee, or the exercise or enforcement of any rights under or with respect to the Notes, the Indenture or any Note Guarantee), including, without limitation, such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or treated as a resident thereof or domiciled therein or a national thereof or being or having been engaged in a trade or business therein or having or having had a permanent establishment therein;

(ii)	that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the Holder or beneficial owner, if compliance is required by statute, by regulation of the Relevant Jurisdiction by an applicable income tax treaty to which the Relevant Jurisdiction is a party as a precondition to exemption from such Tax;

(iii)	payable other than by withholding from payments of principal of or interest on the Notes or from payments in respect of a Note Guarantee;

(iv)	that would not have been imposed but for a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(v)	that are estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property or similar Taxes;

(vi)	that are imposed on a payment to an individual and that is required to be made pursuant to, or to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(vii)	required to be withheld by any Paying Agent from any payment of principal of or interest on any Note, if such payment can be made without such withholding by at least one other Paying Agent;

(viii)	that would not have been imposed but for the presentation by the holder of any Note, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(ix)	that are U.S. federal income Taxes imposed by reason of the Holder or beneficial owner of the Notes (i) being considered as (a) being or having been a controlled foreign corporation for U.S. federal income tax purposes or a corporation that has accumulated earnings to avoid U.S. federal income tax; (b) being or having been a “10-percent shareholder” of the Issuer as defined in section 871(h)(3) of the Code (or any amended or successor provision); or (c) being or having been a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business or (ii) failing to provide an applicable IRS Form W-8 certifying as to such person’s non-U.S. status;

(x)	that are imposed under Sections 1471 through 1474 of the Code as of the Issue Date (or any amended or successor provision that is substantively comparable), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code as of the Issue Date (or any amended or successor provision that is substantively comparable) or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or

(xi)	in the case of any combination of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x);

nor shall Additional Amounts be paid with respect to any payment of the principal of or interest, if any, on any Note or any payment in respect of a Note Guarantee to any such holder who is a fiduciary or a partnership or a beneficial owner that is not the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had it been the holder of the Note.

(c) The Issuer, a Guarantor or the Paying Agent, as applicable, will (i) make any required withholding or deduction, and (ii) remit the full amount deducted or withheld by it to the Relevant Jurisdiction in accordance with applicable law.

(d) All references in this Indenture, other than in Section 2.01(s) of this Second Supplemental Indenture and Sections 8.02, 8.03 and 8.06 of the Base Indenture, to the payment of the principal or interest, if any, on or the net proceeds received on the sale or exchange of, any Notes or any payment made under the Note Guarantee shall be deemed to include Additional Amounts to the extent that, in that context, Additional Amounts are, were or would be payable.

(e) In addition, the Issuer shall pay any present or future stamp, issue, registration, court, documentary, excise, property, or similar Taxes (i) imposed by any Relevant Jurisdiction in respect of the execution, issuance, delivery, or registration of the Notes, any Note Guarantee, the Indenture, or any other document or instrument referred to therein, or the receipt of any payments with respect to the Notes, or (ii) imposed by any jurisdiction in respect of the enforcement of the Notes, any Note Guarantee, the Indenture, or any other document or instrument referred to therein.

(f) The Issuer’s and a Guarantor’s obligations to pay Additional Amounts if and when due will survive the termination of the Indenture and the payment of all other amounts in respect of the Notes and shall apply mutatis mutandis to any successor of the Issuer or any Guarantor, and to any jurisdiction in which such successor is incorporated, organized, engaged in business or otherwise resident for tax purposes, and any political subdivision or governmental authority thereof or therein.

Section 5.04. Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event, with respect to the Notes of a series, each Holder of Notes of such series will have the right to require the Issuer to purchase all or any part of such Holder’s Notes of such series at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

“Change of Control” means the occurrence of any of the following:

(1) any transaction occurs (including a merger or consolidation of the Issuer) following which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer; or

(2) sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person in which any person (as defined above) holds or acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the total voting power of the Voting Stock of such transferee Person.

“Change of Control Triggering Event” means, with respect to the Notes of a series (1) the ratings of the Notes of the applicable series are downgraded by each of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or the Issuer’s intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings of the Notes of such series are under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (2) the Notes of such series are rated below an Investment Grade Rating by each of the Ratings Agencies on any date during the Trigger Period; provided that (x) a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Ratings Agency does not publicly announce or confirm or inform the Trustee in writing at the Issuer’s request that the reduction was the result of the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event) and (y) the Trigger Period will terminate with respect to each Ratings Agency when such Ratings Agency takes action (including affirming its existing ratings) with respect to such Change of Control. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Issuer becomes a direct or indirect Subsidiary of a holding company and (2) no person (as defined above) (other than a holding company) owns, directly or indirectly, a majority of the voting power of the Equity Interests of such holding company.

Within 30 days following any Change of Control Triggering Event, with respect to a series of Notes, the Issuer shall (unless prior to such date such Change of Control Triggering Event ceases to exist) deliver by mail or electronic means a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”), stating:

(1) that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Issuer to purchase all or a portion of such Holder’s Notes of such series at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control Triggering Event;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is delivered); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Notes of such series purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event with respect to the Notes of the applicable series if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5.04 and purchases all Notes of such series validly tendered and not withdrawn under such Change of Control Offer. In addition, the Issuer will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if the Notes of the applicable series have been or are called for redemption by the Issuer prior to it being required to deliver notice of the Change of Control Offer, and thereafter redeems all Notes of such series called for redemption in accordance with the terms set forth in such redemption notice. Notwithstanding anything to the contrary contained herein, a revocable Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditioned upon the consummation of the relevant Change of Control, if a definitive agreement is in place for such Change of Control at the time the Change of Control Offer is made.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes pursuant to this Section 5.04. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 5.04, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 5.04 by virtue thereof.

Notwithstanding any provisions in the Base Indenture to the contrary, but subject to Section 6.07 of the Base Indenture, the Issuer’s obligations to make a Change of Control Offer as a result of a Change of Control Triggering Event with respect to the Notes of a series may be waived or modified with the written consent of the Holders of a majority in principal amount of the then outstanding Notes of such series.

ARTICLE 6

CONSOLIDATION, MERGER AND SALE OF ASSETS

Section 6.01. Consolidation, Merger and Sale of Assets of Guarantors. (a) Delphi LLP will not and will not permit any other Guarantor to, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets in one or a series of related transactions to, any Person unless:

(1)(A) the resulting, surviving or transferee Person (the “Successor Guarantor”) will be a corporation, limited liability partnership, limited liability company, limited company, or other similar organization (and in the case of any such transaction involving Delphi LLP, such Successor Guarantor shall be organized under the laws of the jurisdiction of organization of the United States of America (or any state thereof or the District of Columbia), the United Kingdom, Jersey and any other jurisdiction in the Channel Islands, any member state of the European Union as in effect on the Issue Date, Switzerland, Bermuda or The Cayman Islands), and such Person (if not such Guarantor) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all the obligations of such Guarantor under its Note Guarantee;

(B) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(C) the Issuer will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; or

(2) such Guarantor will be released from its Note Guarantee in connection therewith as provided in the Indenture.

(b) Notwithstanding Section 5.02 of the Base Indenture or clause (a) of this Section 6.01:

(A) any Subsidiary of Delphi LLP may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer, any Guarantor or any Subsidiary of Delphi LLP; and

(B) the Issuer and any Guarantor may merge with an Affiliate organized solely for the purpose of reorganizing the Issuer or such Guarantor in another jurisdiction.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. In addition to the Events of Default set forth in Section 6.01 of the Base Indenture, the following is an “Event of Default” with respect to the Notes of a series:

(1) the failure by the Issuer or any Note Guarantor to comply with its obligations under Section 6.01 of this Second Supplemental Indenture in respect of the Notes of such series;

(2) the failure by the Issuer or any Restricted Subsidiary to comply for 60 days after notice with any of its obligations under Section 5.04 of this Second Supplemental Indenture in respect of the Notes of such series (in each case, other than a failure to purchase Notes of such series); and

(3) any Note Guarantee of the Notes of such series of Delphi LLP or any Significant Subsidiary (or group of Subsidiaries that together would constitute a Significant Subsidiary) ceases to be in full force and effect in all material respects (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms such Guarantor’s obligations under the Indenture or any Note Guarantee of the Notes and such Default continues for 10 days after receipt of the notice as specified in the Indenture.

However, a default under clauses (2) or (3) will not constitute an Event of Default with respect to any Notes until the Trustee notifies the Issuer, or the Holders of at least 25% in principal amount of the outstanding Notes of all series affected thereby notify the Issuer and the Trustee, of the default and the Issuer or the Guarantor, as applicable, does not cure such default within the time specified in clauses (2) or (3) hereof after receipt of such notice.

Section 7.02. Limitations on Suits. With respect to the Notes, the first sentence of Section 6.06 of the Base Indenture shall be amended by deleting the “A” at the beginning of the sentence and replacing it with the following: “Except to enforce the right to receive payment of principal, premium (if any) or interest when due, a”.

ARTICLE 8

AMENDMENTS AND WAIVERS

Section 8.01. Without Consent of Holder. In addition to the provisions of Section 9.01 of the Base Indenture, the Issuer, the Guarantors and the Trustee may, as applicable, amend or supplement this Second Supplemental Indenture, the Note Guarantees of the Notes of a series, without the consent of any Holder of a Note of such series to:

(a) convey, transfer, assign, mortgage or pledge as security for the Notes of such series any property or assets in accordance with Section 5.01 of this Second Supplemental Indenture and confirm or evidence any release thereof permitted by the Indenture.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Ratification of Base Indenture. The Base Indenture, as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 9.02. Governing Law. This Second Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.

Section 9.03. Separability. In case any one or more of the provisions contained in this Second Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Indenture or of the Notes, but this Second Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 9.04. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

ISSUER:

DELPHI AUTOMOTIVE PLC

By:	/s/ Jessica L. Holscott
	Name:	Jessica L. Holscott
	Title:	Treasurer

GUARANTORS:

DELPHI CORPORATION

By:	/s/ Jessica L. Holscott
	Name:	Jessica L. Holscott
	Title:	Treasurer

DELPHI AUTOMOTIVE LLP

By:	/s/ Jessica L. Holscott
	Name:	Jessica L. Holscott
	Title:	Authorized Representative

DELPHI AUTOMOTIVE HOLDINGS US LIMITED

By:	/s/ Jessica L. Holscott
	Name:	Jessica L. Holscott
	Title:	“B” Director

[Signature Page to Second Supplemental Indenture]

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Boris Treyger
	Name:	Boris Treyger
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]

REGISTRAR, PAYING AGENT AND AUTHENTICATING AGENT:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Registrar, Paying Agent, and Authenticating Agent

By:	Deutsche Bank National Trust Company

By:	/s/ Irina Golovashchuk
	Name:	Irina Golovashchuk
	Title:	Vice President

By:	/s/ Jeffrey Schoenfeld
	Name:	Jeffrey Schoenfeld
	Title:	Vice President

[Signature Page to Second Supplemental Indenture]

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Note Legend]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS 2020 NOTE) OR ITS NOMINEE. THIS GLOBAL NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP:24713G AA0

ISIN: US24713GA A04

GLOBAL NOTE

3.150% Senior Notes due 2020

No.	$	[ ]

DELPHI AUTOMOTIVE PLC

promises to pay to Cede & Co., or registered assigns,

the principal sum of                                                                                                                                                         U.S. DOLLARS on November 19, 2020, as such amount may be changed from time to time pursuant to the Schedule of Exchanges of Interests attached hereto.

Interest Payment Dates: May 19 and November 19

Record Dates: May 4 and November 4

DELPHI AUTOMOTIVE PLC

By:

Name:
Title:

This is one of the 2020 Notes referred to

in the within-mentioned Second Supplemental Indenture:

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Authenticating Agent

By:	Deutsche Bank National Trust Company

By:
Name:
Title:

Dated:                     , 20

[Form of reverse side of 2020 Note]

3.150% Senior Note due 2020

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Delphi Automotive PLC (the “Issuer”) promises to pay interest on the principal amount of this 2020 Note at a rate per annum of 3.150% from November 19, 2015 until maturity or pursuant to Section 7.02 of the Second Supplemental Indenture. The Issuer will pay interest on this 2020 Note semi-annually in arrears on May 19 and November 19 of each year, commencing on May 19, 2016, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this 2020 Note on the immediately preceding May 4 or November 4 (the “Regular Record Date”), as the case may be. Interest on this 2020 Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including November 19, 2015. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this 2020 Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this 2020 Note. Interest will be computed on the basis of a 360-day year comprise of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer will pay interest on this 2020 Note to the Person who is the registered Holder of this 2020 Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this 2020 Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Base Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that (a) all payments of principal, premium, if any, and interest on, 2020 Notes represented by Global Notes registered in the name of or held by the DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to Certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee or the Paying Agent may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt.

3. AUTHENTICATING AGENT, PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank Trust Company Americas will act as Authenticating Agent, Paying Agent and Registrar. The Issuer may change any Authenticating Agent, Paying Agent or Registrar without notice to the Holders. Delphi LLP or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the 2020 Notes under the Senior Indenture (the “Base Indenture”), dated as of March 10, 2015, among the Issuer, the Guarantors party thereto, Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, a New York banking corporation, as Registrar, Paying Agent and Authenticating Agent. The Issuer shall be entitled to issue Additional 2020 Notes pursuant to the Base Indenture. The terms of the 2020 Notes include those stated in the Base Indenture and those made part of the Base Indenture by reference to the second supplemental indenture, among the Issuer, the Guarantors party thereto, the Trustee and the

Registrar and Paying Agent, dated as of November 19, 2015 (the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”), setting forth the additional terms of the 2020 Notes pursuant to Section 2.03 of the Base Indenture and the provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The 2020 Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this 2020 Note conflicts with the express provisions of the Indenture and those other provisions forming a part thereof with respect to the 2020 Notes, the provisions of the Indenture and such other provisions with respect to the 2020 Notes shall govern and be controlling.

5. OPTIONAL REDEMPTION. At any time prior to October 19, 2020, the Issuer may at its option redeem the 2020 Notes, in whole or in part, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the 2020 Notes to be redeemed; and

(ii) the sum of the present value of (i) the redemption price (100% of the principal amount of the 2020 Notes to be redeemed) on October 19, 2020 and (ii) all required remaining scheduled interest payments due on the 2020 Notes to be redeemed through October 19, 2020 (not including any portion of such payments of interest accrued and unpaid to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points.

plus accrued and unpaid interest on the principal amount of the 2020 Notes to be redeemed to, but not including, the Redemption Date. The Treasury Rate will be calculated on the Calculation Date.

If the 2020 Notes are redeemed at any time on or after October 19, 2020, the 2020 Notes may be redeemed at a redemption price equal to 100% of the principal amount of the 2020 Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, not less than 15 nor more than 60 days prior to the redemption date. If the Issuer partially redeems the 2020 Notes, the Registrar and Paying Agent, subject to the procedures of The Depository Trust Company, will select the 2020 Notes to be redeemed on a pro rata basis, by lot or by such other method in accordance with the procedures of The Depository Trust Company, although no 2020 Note less than $2,000 in original principal amount will be redeemed in part. If the Issuer redeems any 2020 Note in part only, the notice of redemption relating to such 2020 Note shall state the portion of the principal amount thereof to be redeemed. A new 2020 Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original 2020 Note. On and after the redemption date, interest will cease to accrue on 2020 Notes or portions of such 2020 Notes called for redemption so long as the Issuer has deposited with the Registrar and Paying Agent funds sufficient to pay the principal of the 2020 Notes to be redeemed, plus accrued and unpaid interest thereon. Any notice of redemption may be conditioned on the satisfaction of one or more conditions precedent.

6. TAX REDEMPTION. The Issuer may redeem the 2020 Notes as a whole but not in part, at its option at any time prior to maturity, upon the giving of a written notice of redemption to the holders, with a copy to the Trustee, if it determines that, as a result of:

(i) any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction affecting taxation, or

(ii) any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above, which change or amendment is announced and becomes effective after the Issue Date (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing, a “Change in Tax Law”), the Issuer or any Guarantor is or will become obligated to pay Additional Amounts with respect to the 2020 Notes or the Note Guarantees on the next succeeding interest payment date, pursuant to Section 5.03 (but in the case of a Guarantor, only if the payments giving rise to such obligation cannot be made by the Issuer or another Guarantor without the obligation to pay Additional Amounts) and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Issuer or the Guarantor. The redemption price will be equal to 100% of the principal amount of the 2020 Notes plus accrued and unpaid interest to but excluding the date fixed for redemption (a “Tax Redemption Date”), and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the 2020 Notes on any record date occurring prior to the Tax Redemption Date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such redemption will be irrevocable, and must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, not less than 15 nor more than 60 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of the 2020 Notes were actually due on such date. No such notice of redemption will be given unless, at the time such notification of redemption is given, such obligation to pay such Additional Amounts remains in effect.

Prior to giving the notice of tax redemption, the Issuer will deliver to the Trustee:

(i) a certificate signed by a duly authorized officer stating that the Issuer is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred; and

(ii) an opinion of independent tax counsel of recognized standing qualified under the laws of the Relevant Jurisdiction, selected by the Issuer, to the effect that the Issuer is or would be obligated to pay Additional Amounts as a result of a Change in Tax Law.

The foregoing provisions shall apply mutatis mutandis to any successor to the Issuer.

7. SPECIAL MANDATORY REDEMPTION

(a) In the event that the Issuer does not consummate the Acquisition (as defined in the Indenture governing this 2020 Note) on or prior to June 30, 2016, or such future date as may be extended by agreement between HellermannTyton (as defined in the Indenture governing this 2020 Note) and the Issuer with the prior consent of the U.K Panel on Takeovers and Mergers and (if required) the approval of the High Court of England and Wales, or if prior to such date, the Offer (as defined in the Indenture governing this 2020 Note) is abandoned (for the avoidance of any doubt, any modification of the Offer to a takeover offer shall not be deemed an abandonment), then the Issuer will redeem all of the 2020 Notes, on the special mandatory redemption date (as defined below) at a redemption price equal to 101% of the principal amount of the 2020 Notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special mandatory redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) The “special mandatory redemption date” means the earlier to occur of (1) July 8, 2016 (or, in the case of an extension as described above, five business days after the applicable extended date), if the Acquisition has not been completed on or prior to June 30, 2016 (or, in the case of an extension as described above, the applicable extended date), and (2) the fifth business day following the termination of the Offer for any reason.

(c) The Issuer will cause the notice of special mandatory redemption to be sent, with a copy to the Trustee, within one business day after the occurrence of the event triggering redemption to each Holder at its registered address. If funds sufficient to pay the special mandatory redemption price of the 2020 Notes to be redeemed on the special mandatory redemption date are deposited with the Paying Agent on or before such special mandatory redemption date, plus accrued and unpaid interest, if any, to the special mandatory redemption date, the 2020 Notes will cease to bear interest.

8. MANDATORY REDEMPTION. Except as set forth in Section 3.03 and Section 5.04 of the Second Supplemental Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the 2020 Notes.

9. NOTICE OF REDEMPTION. At least 15 days but not more than 60 days before a Redemption Date, the Issuer shall mail or cause to be mailed, by first class mail to each Holder’s registered address, or deliver electronically if held by any depositary in accordance with such depositary’s customary procedures, a notice of redemption to each Holder whose 2020 Notes are to be redeemed. Any redemption and notice thereof may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

10. OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control Triggering Event, the Issuer shall make a Change of Control Offer in accordance with Section 5.04 of the Second Supplemental Indenture.

11. DENOMINATIONS, TRANSFER, EXCHANGE. The 2020 Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of 2020 Notes may be registered and 2020 Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require Holders to pay any transfer tax or other similar governmental charge payable in connection with such transfer and exchange that are required by law or permitted by the Indenture. The Registrar shall not be required to register the transfer of or exchange of (a) any 2020 Note selected for redemption in whole or in part pursuant to Article 3 of the Base Indenture, except the unredeemed portion of any such 2020 Note being redeemed in part, or (b) any such 2020 Note for a period beginning 15 days before the mailing of a notice of an offer to repurchase or redeem such 2020 Notes or 15 days before an Interest Payment Date (whether or not an Interest Payment Date or other date determined for the payment of interest), and ending on such mailing date or Interest Payment Date, as the case may be.

12. PERSONS DEEMED OWNERS. The registered Holder of this 2020 Note may be treated as its owner for all purposes.

13. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees to the 2020 Notes or the 2020 Notes may be amended or supplemented as provided in the Indenture.

14. DEFAULTS AND REMEDIES. The Events of Default relating to the 2020 Notes are defined in Section 6.01 of the Base Indenture, as supplemented by Section 7.01 of the Second Supplemental Indenture. If any Event of Default (other than an Event of Default arising from certain events of bankruptcy or insolvency) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding 2020 Notes and all other notes issued under the Indenture affected thereby (all such series voting as a single class) may declare the principal of and accrued but unpaid interest on all the 2020 Notes to be due and payable immediately by notice in writing to the Issuer and the Trustee (if given by the Holders) specifying the respective Event of Default and that it is a “notice of acceleration”, and the same shall become immediately due and payable. If an Event of Default arising from certain events of bankruptcy or insolvency occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all the outstanding 2020 Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture, the 2020 Notes or the Note Guarantees to the 2020 Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding 2020 Notes and all other notes of all series affected thereby may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding 2020 Notes and all other notes issued under the Indenture affected thereby (all such series voting as a single class) by written notice to the Trustee may on behalf of the Holders of all of the 2020 Notes waive any existing Default and its consequences under the Indenture with respect to the 2020 Notes except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the 2020 Notes held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within 30 Business Days after becoming aware of any Default with respect to the 2020 Notes, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

15. AUTHENTICATION. This 2020 Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee or Authenticating Agent.

16. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE 2020 NOTES OF THIS SERIES AND THE NOTE GUARANTEES TO THE 2020 NOTES.

17. CUSIP AND ISIN NUMBERS. The Issuer has caused CUSIP and ISIN numbers to be printed on the 2020 Notes of this series and the Trustee or Registrar may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the 2020 Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Delphi Automotive PLC

c/o Delphi Automotive Systems, LLC

5725 Delphi Drive

Troy, Michigan 48098

Facsimile: (248) 813-2491

Attention: Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

                        (Sign exactly as your name appears

                        on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*This schedule should be included only if the Note is issued in global form.

EXHIBIT B

[FORM OF FACE OF NOTE]

[Global Note Legend]

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS 2026 NOTE) OR ITS NOMINEE. THIS GLOBAL NOTE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP:24713G AB8

ISIN: US24713GAB86

GLOBAL NOTE

4.250% Senior Notes due 2026

No.	$	[ ]

DELPHI AUTOMOTIVE PLC

promises to pay to Cede & Co., or registered assigns,

the principal sum of                                                                                                                                                     U.S. DOLLARS on January 15, 2026, as such amount may be changed from time to time pursuant to the Schedule of Exchanges of Interests attached hereto.

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

DELPHI AUTOMOTIVE PLC

By:

Name:
Title:

This is one of the 2026 Notes referred to

in the within-mentioned Second Supplemental Indenture:

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Authenticating Agent

By:	Deutsche Bank National Trust Company

By:
Name:
Title:

Dated:                     , 20

[Form of reverse side of 2026 Note]

4.250% Senior Note due 2026

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Delphi Automotive PLC (the “Issuer”) promises to pay interest on the principal amount of this 2026 Note at a rate per annum of 4.250% from November 19, 2015 until maturity or pursuant to Section 7.02 of the Second Supplemental Indenture. The Issuer will pay interest on this 2026 Note semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2016, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this 2026 Note on the immediately preceding January 1 or July 1 (the “Regular Record Date”), as the case may be. Interest on this 2026 Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including November 19, 2015. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this 2026 Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this 2026 Note. Interest will be computed on the basis of a 360-day year comprise of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer will pay interest on this 2026 Note to the Person who is the registered Holder of this 2026 Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this 2026 Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Base Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders, provided that (a) all payments of principal, premium, if any, and interest on, 2026 Notes represented by Global Notes registered in the name of or held by the DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (b) all payments of principal, premium, if any, and interest with respect to Certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee or the Paying Agent may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debt.

3. AUTHENTICATING AGENT, PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank Trust Company Americas will act as Authenticating Agent, Paying Agent and Registrar. The Issuer may change any Authenticating Agent, Paying Agent or Registrar without notice to the Holders. Delphi LLP or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the 2026 Notes under the Senior Indenture (the “Base Indenture”), dated as of March 10, 2015, among the Issuer, the Guarantors party thereto, Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, a New York banking corporation, as Registrar, Paying Agent and Authenticating Agent. The Issuer shall be entitled to issue Additional 2026 Notes pursuant to the Base Indenture. The terms of the 2026 Notes include those stated in the Base Indenture and those made part of the Base Indenture by reference to the second supplemental indenture, among the Issuer, the Guarantors party thereto, the Trustee and the

Registrar and Paying Agent, dated as of November 19, 2015 (the “Second Supplemental Indenture” and together with the Base Indenture, the “Indenture”), setting forth the additional terms of the 2026 Notes pursuant to Section 2.03 of the Base Indenture and the provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The 2026 Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this 2026 Note conflicts with the express provisions of the Indenture and those other provisions forming a part thereof with respect to the 2026 Notes, the provisions of the Indenture and such other provisions with respect to the 2026 Notes shall govern and be controlling.

5. OPTIONAL REDEMPTION. At any time prior to October 15, 2025, the Issuer may at its option redeem the 2026 Notes, in whole or in part, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the 2026 Notes to be redeemed; and

(ii) the sum of the present value of (i) the redemption price (100% of the principal amount of the 2026 Notes to be redeemed) on October 15, 2025 and (ii) all required remaining scheduled interest payments due on the 2026 Notes to be redeemed through October 15, 2025 (not including any portion of such payments of interest accrued and unpaid to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points.

plus accrued and unpaid interest on the principal amount of the 2026 Notes to be redeemed to, but not including, the Redemption Date. The Treasury Rate will be calculated on the Calculation Date.

If the 2026 Notes are redeemed at any time on or after October 15, 2025, the 2026 Notes may be redeemed at a redemption price equal to 100% of the principal amount of the 2026 Notes to be redeemed plus accrued and unpaid interest thereon to, but not including, the Redemption Date.

Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, not less than 15 nor more than 60 days prior to the redemption date. If the Issuer partially redeems the 2026 Notes, the Registrar and Paying Agent, subject to the procedures of The Depository Trust Company, will select the 2026 Notes to be redeemed on a pro rata basis, by lot or by such other method in accordance with the procedures of The Depository Trust Company, although no 2026 Note less than $2,000 in original principal amount will be redeemed in part. If the Issuer redeems any 2026 Note in part only, the notice of redemption relating to such 2026 Note shall state the portion of the principal amount thereof to be redeemed. A new 2026 Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original 2026 Note. On and after the redemption date, interest will cease to accrue on 2026 Notes or portions of such 2026 Notes called for redemption so long as the Issuer has deposited with the Registrar and Paying Agent funds sufficient to pay the principal of the 2026 Notes to be redeemed, plus accrued and unpaid interest thereon. Any notice of redemption may be conditioned on the satisfaction of one or more conditions precedent.

6. TAX REDEMPTION. The Issuer may redeem the 2026 Notes as a whole but not in part, at its option at any time prior to maturity, upon the giving of a written notice of redemption to the holders, with a copy to the Trustee, if it determines that, as a result of:

(iii) any change in or amendment to the laws, or any regulations or rulings promulgated under the laws, of a Relevant Jurisdiction affecting taxation, or

(iv) any change in or amendment to an official position regarding the application or interpretation of the laws, regulations or rulings referred to above, which change or amendment is announced and becomes effective after the Issue Date (or, if the Relevant Jurisdiction becomes a Relevant Jurisdiction on a date after the Issue Date, after such later date) (each of the foregoing, a “Change in Tax Law”), the Issuer or any Guarantor is or will become obligated to pay Additional Amounts with respect to the 2026 Notes or the Note Guarantees on the next succeeding interest payment date, pursuant to Section 5.03 (but in the case of a Guarantor, only if the payments giving rise to such obligation cannot be made by the Issuer or another Guarantor without the obligation to pay Additional Amounts) and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to the Issuer or the Guarantor. The redemption price will be equal to 100% of the principal amount of the 2026 Notes plus accrued and unpaid interest to but excluding the date fixed for redemption (a “Tax Redemption Date”), and all Additional Amounts (if any) then due or which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of the 2026 Notes on any record date occurring prior to the Tax Redemption Date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof). The date and the applicable redemption price will be specified in the notice of tax redemption. Notice of such redemption will be irrevocable, and must be mailed by first-class mail to each Holder’s registered address, or delivered electronically if held by any depositary in accordance with such depositary’s customary procedures, not less than 15 nor more than 60 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts if a payment in respect of the 2026 Notes were actually due on such date. No such notice of redemption will be given unless, at the time such notification of redemption is given, such obligation to pay such Additional Amounts remains in effect.

Prior to giving the notice of tax redemption, the Issuer will deliver to the Trustee:

(v) a certificate signed by a duly authorized officer stating that the Issuer is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer to so redeem have occurred; and

(vi) an opinion of independent tax counsel of recognized standing qualified under the laws of the Relevant Jurisdiction, selected by the Issuer, to the effect that the Issuer is or would be obligated to pay Additional Amounts as a result of a Change in Tax Law.

The foregoing provisions shall apply mutatis mutandis to any successor to the Issuer.

7. SPECIAL MANDATORY REDEMPTION

(a) In the event that the Issuer does not consummate the Acquisition (as defined in the Indenture governing this 2026 Note) on or prior to June 30, 2016, or such future date as may be extended by agreement between HellermannTyton (as defined in the Indenture governing this 2026 Note) and the Issuer with the prior consent of the U.K Panel on Takeovers and Mergers and (if required) the approval of the High Court of England and Wales, or if prior to such date, the Offer (as defined in the Indenture governing this 2026 Note) is abandoned (for the avoidance of any doubt, any modification of the Offer to a takeover offer shall not be deemed an abandonment), then the Issuer will redeem all of the 2026 Notes, on the special mandatory redemption date (as defined below) at a redemption price equal to 101% of the principal amount of the 2026 Notes, plus accrued and unpaid interest from the date of initial issuance to, but excluding, the special mandatory redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) The “special mandatory redemption date” means the earlier to occur of (1) July 8, 2016 (or, in the case of an extension as described above, five business days after the applicable extended date), if the Acquisition has not been completed on or prior to June 30, 2016 (or, in the case of an extension as described above, the applicable extended date), and (2) the fifth business day following the termination of the Offer for any reason.

(c) The Issuer will cause the notice of special mandatory redemption to be sent, with a copy to the Trustee, within one business day after the occurrence of the event triggering redemption to each Holder at its registered address. If funds sufficient to pay the special mandatory redemption price of the 2026 Notes to be redeemed on the special mandatory redemption date are deposited with the Paying Agent on or before such special mandatory redemption date, plus accrued and unpaid interest, if any, to the special mandatory redemption date, the 2026 Notes will cease to bear interest.

8. MANDATORY REDEMPTION. Except as set forth in Section 3.03 and Section 5.04 of the Second Supplemental Indenture, the Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the 2026 Notes.

9. NOTICE OF REDEMPTION. At least 15 days but not more than 60 days before a Redemption Date, the Issuer shall mail or cause to be mailed, by first class mail to each Holder’s registered address, or deliver electronically if held by any depositary in accordance with such depositary’s customary procedures, a notice of redemption to each Holder whose 2026 Notes are to be redeemed. Any redemption and notice thereof may, in the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent.

10. OFFERS TO REPURCHASE. Upon the occurrence of a Change of Control Triggering Event, the Issuer shall make a Change of Control Offer in accordance with Section 5.04 of the Second Supplemental Indenture.

11. DENOMINATIONS, TRANSFER, EXCHANGE. The 2026 Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of 2026 Notes may be registered and 2026 Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require Holders to pay any transfer tax or other similar governmental charge payable in connection with such transfer and exchange that are required by law or permitted by the Indenture. The Registrar shall not be required to register the transfer of or exchange of (a) any 2026 Note selected for redemption in whole or in part pursuant to Article 3 of the Base Indenture, except the unredeemed portion of any such 2026 Note being redeemed in part, or (b) any such 2026 Note for a period beginning 15 days before the mailing of a notice of an offer to repurchase or redeem such 2026 Notes or 15 days before an Interest Payment Date (whether or not an Interest Payment Date or other date determined for the payment of interest), and ending on such mailing date or Interest Payment Date, as the case may be.

12. PERSONS DEEMED OWNERS. The registered Holder of this 2026 Note may be treated as its owner for all purposes.

13. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees to the 2026 Notes or the 2026 Notes may be amended or supplemented as provided in the Indenture.

14. DEFAULTS AND REMEDIES. The Events of Default relating to the 2026 Notes are defined in Section 6.01 of the Base Indenture, as supplemented by Section 7.01 of the Second Supplemental Indenture. If any Event of Default (other than an Event of Default arising from certain events of bankruptcy or insolvency) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding 2026 Notes and all other notes issued under the Indenture affected thereby (all such series voting as a single class) may declare the principal of and accrued but unpaid interest on all the 2026 Notes to be due and payable immediately by notice in writing to the Issuer and the Trustee (if given by the Holders) specifying the respective Event of Default and that it is a “notice of acceleration”, and the same shall become immediately due and payable. If an Event of Default arising from certain events of bankruptcy or insolvency occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all the outstanding 2026 Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture, the 2026 Notes or the Note Guarantees to the 2026 Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding 2026 Notes and all other notes of all series affected thereby may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the then outstanding 2026 Notes and all other notes issued under the Indenture affected thereby (all such series voting as a single class) by written notice to the Trustee may on behalf of the Holders of all of the 2026 Notes waive any existing Default and its consequences under the Indenture with respect to the 2026 Notes except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the 2026 Notes held by a non-consenting Holder. The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required within 30 Business Days after becoming aware of any Default with respect to the 2026 Notes, to deliver to the Trustee a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

15. AUTHENTICATION. This 2026 Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee or Authenticating Agent.

16. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE 2026 NOTES OF THIS SERIES AND THE NOTE GUARANTEES TO THE 2026 NOTES.

17. CUSIP AND ISIN NUMBERS. The Issuer has caused CUSIP and ISIN numbers to be printed on the 2026 Notes of this series and the Trustee or Registrar may use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the 2026 Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Delphi Automotive PLC

c/o Delphi Automotive Systems, LLC

5725 Delphi Drive

Troy, Michigan 48098

Facsimile: (248) 813-2491

Attention: Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

                        (Sign exactly as your name appears

                        on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Certificated Note, or exchanges of a part of another Global or Certificated Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*This schedule should be included only if the Note is issued in global form.